Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, July 20, 2010
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS ITS SECOND CONSECUTIVE QUARTER OF RECORD QUARTERLY REVENUES BY GROWING 18% OVER THE THIRD QUARTER OF FISCAL 2010 WHILE REVENUE FOR FISCAL YEAR 2010 GREW 21% OVER THE PRIOR YEAR.

Milpitas, California, July 20, 2010, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended June 27, 2010.  Record quarterly revenues of $366.2 million for the fourth quarter of fiscal year 2010 increased $54.8 million or 18% compared to the previous quarter’s revenue of $311.3 million and increased $158.1 million or 76% over $208.0 million reported in the fourth quarter of fiscal year 2009.  Fourth quarter net income of $124.5 million included a non-cash charge of $10.5 million, ($0.03 per diluted share) on the early retirement of a portion of the Company’s senior convertible notes.  Consequently, net income increased $23.9 million or 24% over the third quarter of fiscal year 2010 and increased $73.1 million or 142% over the fourth quarter of fiscal year 2009 which had a lower tax rate of 21.5% compared to 26.0% this quarter.

Diluted earning per share (“EPS”) of $0.54 in the fourth quarter increased $0.10 per share or 23% over the third quarter of fiscal year 2010 and increased $0.31 per share or 135% over the fourth quarter of fiscal year 2009. Net income was calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and included $7.1 million ($0.02 per share) of non-cash interest expense and $10.5 million ($0.03 per share) of non-cash loss on the early retirement of a portion of the Company’s senior convertible notes.

Revenue for the year ended June 27, 2010 was $1.17 billion, an increase of 21% or $201.5 million over revenue of $968.5 million for the previous fiscal year. Net income of $361.3 million for fiscal year 2010 increased $72.1 million or 25% over $289.2 million reported in the previous fiscal year. Diluted EPS for the year ended June 27, 2010 was $1.58, an increase of 23% or $0.30 per share over the prior fiscal year.

During the fourth quarter the Company’s cash, cash equivalents and marketable securities decreased by $64.0 million to $958.1 million, net of spending $154.2 million to retire $154.9 million principle amount of the 3.0% Convertible Senior Notes due May 2014.  A cash dividend of $0.23 per share will be paid on August 25, 2010 to stockholders of record on August 13, 2010.

According to Lothar Maier, CEO, “One year ago as we entered fiscal 2010 we were starting to recover from a global recession and there were concerns about the sustainability of the recovery.  However, our recovery from the steep decline we experienced in fiscal 2009 was surprisingly rapid as we delivered four very strong quarters of sequential growth, reaching record revenues in our fiscal third quarter and again handily beating that mark in the fourth quarter.  Our growth was broad-based across all regions and end-markets, most notably in the automotive, industrial and computer end-markets.  Our team did a tremendous job of adeptly changing course from a depressed market to one of strong growth.  We continued to closely manage expenses and our rate of profitability improved, culminating in operating margin of 53.1% of sales achieved during the fourth quarter of fiscal year 2010.  We are exiting fiscal 2010 with a high degree of confidence as we believe we are in an excellent position to grow our business.

We had another good bookings quarter with a firmly positive book to bill ratio and orders continue to be strong at the start of the current quarter.  While some bookings strength may be due to expanding lead times industry-wide, we continue to believe that the primary catalysts for our current growth are an increase in our customer base, the commencement of new programs at existing customers and an increase in end customer demand for existing programs.  Though our first fiscal quarter is traditionally a slower growth quarter for the Company, we currently believe we can grow revenues in the 4% to 7% range sequentially for the first quarter of fiscal 2011.”

 Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 28, 2009.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, July 21, 2010 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 457-2716, or toll free (888) 500-6973 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from July 21, 2010 through July 27, 2010.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #7408906.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of July 21, 2010 until the fourth quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers and battery management systems, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)
	Three Months Ended			Twelve Months Ended
	June 27,	Mar. 28,	June 28,	June 27,	June 28,
	2010	2010	2009*	2010	2009*
Revenues	$ 366,165	$ 311,324	$ 208,018	$ 1,169,988	$ 968,498
Cost of sales (1)	79,071	68,801	53,456	269,076	237,868
Gross profit	287,094	242,523	154,562	900,912	730,630

Expenses:
Research & development (1)	55,050	51,885	44,466	198,957	185,843
Selling, general & administrative (1)	37,716	36,710	28,694	138,544	128,804
Restructuring	-	-	2,343	-	3,907
	92,766	88,595	75,503	337,501	318,554
Operating income	194,328	153,928	79,059	563,411	412,076
Interest expense	(11,143)	(11,701)	(12,091)	(46,354)	(52,273)
Amortization of debt discount(2)	(7,079)	(7,399)	(7,256)	(29,003)	(30,738)
Interest income	2,604	2,996	4,470	12,814	22,954
(Loss) gain on early retirement of
convertible senior notes(3)	(10,458)	-	1,223	(10,458)	16,882

Income before income taxes	168,252	137,824	65,405	490,411	368,901
Provision for income taxes	43,746	37,212	14,047	129,070	79,694

Net income	$ 124,506	$ 100,612	$ 51,358	$ 361,341	$ 289,207

Earnings per share:
Basic	$ 0.54	$ 0.44	$ 0.23	$ 1.59	$ 1.28
Diluted	$ 0.54	$ 0.44	$ 0.23	$ 1.58	$ 1.28

Shares used in the calculation of earnings per share:
Basic	228,508	227,764	226,836	227,723	226,321
Diluted	229,938	229,024	226,836	228,860	226,387

Includes the following non-cash charges:
(1)Stock-based compensation
Cost of sales	$ 2,275	$ 2,292	$ 2,221	$ 9,082	$ 8,328
Research & development	10,019	9,871	9,276	39,130	35,039
Sales, general & administrative	5,453	5,479	5,295	21,708	19,836
(2)Amortization of debt discount (non-
cash interest expense)	7,079	7,399	7,256	29,003	30,738
(3)Non-cash charge on early retirement
of convertible senior notes	10,458	-	367	10,458	7,370

* As adjusted for the adoption of FSP APB14-1 and EITF 03-6-1.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	June 27,	June 28,
	2010	2009*
	(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$958,069	$868,711

Accounts receivable, net of
allowance for doubtful
accounts of $2,043 ($1,790
at June 28, 2009)	176,874	95,434

Inventories	54,044	52,531

Deferred tax assets and
other current assets	75,314	72,575
Total current assets	1,264,301	1,089,251

Property, plant & equipment, net	257,035	258,425

Other noncurrent assets	69,382	73,853
Total assets	$1,590,718	$1,421,529

LIABILITIES & STOCKHOLDERS’
EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$21,235	$10,531

Accrued income taxes, payroll & other accrued liabilities	134,649	86,313

Deferred income on shipments
to distributors	33,700	28,497

Convertible senior notes- current portion	392,926	-
Total current liabilities	582,510	125,341

Convertible senior notes (1)	766,960	1,280,617

Deferred tax and other long-term
liabilities	201,463	201,908

Stockholders’ equity (deficit):
Common stock	1,331,888	1,247,092

Accumulated deficit	(1,294,077)	(1,438,524)

Accumulated other
comprehensive income	1,974	5,095
Total stockholders’ equity (deficit)	39,785	(186,337)
	$1,590,718	$1,421,529
* As adjusted for the adoption of FSP APB14-1.

(1) Principal owed on Convertible Senior Notes at June 27, 2010 and June 28, 2009 is $1,241 million and $1,406 million, respectively, due to the above amounts including non-cash adjustments of $81 million and $125 million, respectively, as a result of the implementation of FSP APB14-1.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	June 27,	Mar. 28,	June 28,	June 27,	June 28,
	2010	2010	2009*	2010	2009*

Reported net income
(GAAP basis)	$ 124,506	$ 100,612	$ 51,358	$ 361,341	$ 289,207

Stock-based compensation	17,747	17,642	16,792	69,920	63,203
Amortization of debt
discount(1)	7,079	7,399	7,256	29,003	30,738
Non-cash charge on early
retirement of convertible
senior notes(2)	10,458	-	367	10,458	7,370
Income tax effect of
non-GAAP adjustments	(9,174)	(6,761)	(5,244)	(28,788)	(21,886)

Non-GAAP net income	$ 150,616	$ 118,892	$ 70,529	$ 441,934	$ 368,632

Basic	$ 0.66	$ 0.52	$ 0.31	$ 1.94	$ 1.63
Diluted	$ 0.66	$ 0.52	$ 0.31	$ 1.93	$ 1.63

1)
Amortization of debt discount is a non-cash interest expense related to the adoption of FSP APB 14-1. The Company adopted FSP APB 14-1 retrospectively during the first quarter of fiscal year 2010. All adjustments were made as of the April 24, 2007 issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

2)	Non-cash charge on early retirement of convertible senior notes primarily relates to the write-off of the unamortized discount and debt issuance costs.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash loss on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.